Exhibit 16.1

August 15, 2012

U.S. Securities and Exchange Commission

100 F Street, NE
Washington, DC 20549

Ladies and Gentlemen:

We have read the statements of Flux Power Holdings, Inc. pertaining to our firm included under Item 4.01 of Form 8-K dated August 15, 2012, and agree with such statements as they pertain to our firm. We are not in a position to agree or disagree with any other statements of the registrant contained therein.

/s/ Mayer Hoffman McCann P.C.